EXHIBIT 99.2

Amtech Systems Announces CFO Transition

TEMPE, Ariz., August 7, 2024 -- Amtech Systems, Inc. ("Amtech") (NASDAQ: ASYS), a manufacturer of equipment and consumables for semiconductor fabrication and packaging, today announced that Lisa Gibbs has submitted her resignation as Chief Financial Officer and Board member, effective close of business on August 7, 2024, to assume an executive role at another company. Amtech also announced the appointment of Wade Jenke as Chief Financial Officer, effective August 8, 2024, succeeding Lisa Gibbs in the role.

Mr. Jenke brings more than fifteen years of financial and operational experience. Most recently he served as business unit CFO of the EMS Group at ASSA ABLOY AB, a $13 billion USD publicly traded company based in Sweden. In this role, Mr. Jenke oversaw the financial organization for five companies within the business group, having over 450 employees with several global locations. Prior to that, he served in a number of senior financial roles within ASSA ABLOY and BAE Systems, spanning public financial reporting, FP&A, cost accounting and manufacturing accounting. He has also led back-end acquisition integrations, automations, and ERP implementations.

“I would like to thank Lisa for her partnership and significant contribution to Amtech over the past eight years, a period with significant shifts in company strategy and the external environment. Lisa is an accomplished financial leader, and I wish her great success in her new role.” said Mr. Bob Daigle, Chief Executive Officer of Amtech.

Mr. Daigle continued, “Wade has an impressive track record of financial and operational leadership at large publicly traded companies. I am excited to welcome him to our team. Wade’s skillset and background are ideally suited to our efforts to further optimize our operations and create greater shareholder value in the quarters and years ahead.”

“I am privileged to join Bob and the Amtech team at this exciting time,” said Mr. Jenke. “Amtech’s leadership position in attractive, high growth end-markets is a testament to the strength of its people and strategy, and I look forward to working closely with the team as we continue to strengthen our position in the market and drive future growth.”

About Amtech Systems, Inc.

Amtech Systems, Inc. is a leading, global manufacturer of equipment and consumables for semiconductor fabrication and packaging. We sell process equipment and services used in the fabrication of semiconductor devices, such as silicon carbide (SiC), silicon power, electronic assemblies and modules to semiconductor device and module manufacturers worldwide, particularly in Asia, North America and Europe. Our strategic focus is on growth opportunities which leverage our strengths in thermal and substrate processing. Amtech's products are recognized under the leading brand names BTU International, Entrepix, Inc., PR Hoffman™ and Intersurface Dynamics, Inc.

Contacts:

Sapphire Investor Relations, LLC

Erica Mannion or Michael Funari

617-542-6180

irelations@amtechsystems.com